Exhibit 99.1

red violet Announces Fourth Quarter and Full Year 2021 Financial Results

Fourth Quarter Revenue Increases 26% to $11.3 Million Producing $2.0 Million in Cash Flow from Operations

Full Year 2021 Revenue up 27% to $44.0 Million Generating Net Income of $0.7 Million

BOCA RATON, Fla. – March 9, 2022 – Red Violet, Inc. (NASDAQ: RDVT), a leading analytics and information solutions provider, today announced financial results for the quarter and full year ended December 31, 2021.

“We are pleased to report a solid fourth quarter and conclusion to an incredible year, achieving records across the board and reaching the major milestone of GAAP profitability for the full year,” stated Derek Dubner, red violet’s CEO. “As we reinvest in our business in furtherance of the execution of our strategic plan, we continue to see strong demand for our innovative solutions and greater pipeline expansion from larger enterprise prospects. We continue to add talent and depth across the organization, strengthening our go-to-market resources and creating new opportunities above and beyond our already robust pipeline. We expect 2022 to be an exciting year with the first two months of revenue off to a record start.”

Fourth Quarter Financial Results

For the three months ended December 31, 2021 as compared to the three months ended December 31, 2020:

•
Total revenue increased 26% to $11.3 million. Platform revenue increased 25% to $10.8 million. Services revenue increased 31% to $0.5 million.
•
Net loss narrowed 5% to $1.8 million.
•
Adjusted EBITDA increased 9% to $1.3 million.
•
Gross profit increased 35% to $6.9 million. Gross margin increased to 62% from 57%.
•
Adjusted gross profit increased 33% to $8.3 million. Adjusted gross margin increased to 74% from 70%.
•
Cash from operating activities increased 10% to $2.0 million.
•
Cash and cash equivalents were $34.3 million as of December 31, 2021.

Full Year Financial Results

For the year ended December 31, 2021 as compared to the year ended December 31, 2020:

•
Total revenue increased 27% to $44.0 million. Platform revenue increased 31% to $42.5 million. Services revenue decreased 25% to $1.5 million.
•
Net income was $0.7 million compared to a loss of $6.8 million.
•
Adjusted EBITDA increased 85% to $10.9 million.
•
Gross profit increased 43% to $27.7 million. Gross margin increased to 63% from 56%.
•
Adjusted gross profit increased 41% to $32.8 million. Adjusted gross margin increased to 75% from 67%.
•
Cash from operating activities increased 37% to $8.9 million.

Three-Year Outlook

To provide our investors greater clarity into management’s view of the business, we are providing red violet’s three-year base case outlook. Based on a purely organic scenario, management is targeting annual revenue to reach or exceed $100 million over the next three years. Given the strong operating leverage in our business, at the time red violet achieves annual revenue of $100 million, we believe adjusted gross margin will exceed 80% with adjusted EBITDA margin of approximately 40%.

Fourth Quarter and Recent Business Highlights

•
Raised $21.0 million in growth financing from existing investors through the sale of 552,915 shares of common stock at a price of $38.00 per share.

•
IDI™ ended the fourth quarter 2021 with 6,548 customers, a 14% increase from the fourth quarter 2020.
•
FOREWARN® ended the fourth quarter 2021 with 82,419 users, a 70% increase from the fourth quarter 2020.
•
Continue to see strength in the onboarding of higher-tier customers, with 47 customers contributing over $100 thousand of revenue in 2021 compared to 34 customers in 2020.
•
Revenue attributable to customer contracts reached a record 80% for 2021, a 7-percentage point increase from 2020. Customer contracts are generally annual contracts or longer, with auto renewal.

Use of Non-GAAP Financial Measures

Management evaluates the financial performance of our business on a variety of key indicators, including non-GAAP metrics of adjusted EBITDA, adjusted EBITDA margin, adjusted gross profit and adjusted gross margin. Adjusted EBITDA is a financial measure equal to net (loss) income, the most directly comparable financial measure based on US GAAP, excluding interest (income) expense, net, income tax expense, depreciation and amortization, share-based compensation expense, gain on extinguishment of debt, litigation costs, and write-off of long-lived assets and others. We define adjusted EBITDA margin as adjusted EBITDA as a percentage of revenue. We define adjusted gross profit as revenue less cost of revenue (exclusive of depreciation and amortization), and adjusted gross margin as adjusted gross profit as a percentage of revenue.

With respect to our three-year outlook for adjusted gross margin and adjusted EBITDA margin, a reconciliation of these non-GAAP measures to their corresponding GAAP measures is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from these non-GAAP three-year outlook measures. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking statement of income prepared in accordance with GAAP that would be required to produce such a reconciliation.

Conference Call

In conjunction with this release, red violet will host a conference call and webcast today at 4:30pm ET to discuss its quarterly results and provide a business update. To listen to the call, please dial (877) 665-6635 for domestic callers or (602) 563-8608 for international callers, using the passcode 9771328. To access the live audio webcast, visit the Investors section of the red violet website at www.redviolet.com. Please login at least 15 minutes prior to the start of the call to ensure adequate time for any downloads that may be required. Following the completion of the conference call, a replay will be available for approximately one week by dialing (855) 859-2056 or (404) 537-3406 with the replay passcode 9771328. An archived webcast of the conference call will be available on the Investors section of the red violet website at www.redviolet.com.

About red violet®

At red violet, we build proprietary technologies and apply analytical capabilities to deliver identity intelligence. Our technology powers critical solutions, which empower organizations to operate with confidence. Our solutions enable the real-time identification and location of people, businesses, assets and their interrelationships. These solutions are used for purposes including risk mitigation, due diligence, fraud detection and prevention, regulatory compliance, and customer acquisition. Our intelligent platform, CORE™, is purpose-built for the enterprise, yet flexible enough for organizations of all sizes, bringing clarity to massive datasets by transforming data into intelligence. Our solutions are used today to enable frictionless commerce, to ensure safety, and to reduce fraud and the concomitant expense borne by society. For more information, please visit www.redviolet.com.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipate," "believes," "should," "intends," "estimates," and other words of similar meaning. Such forward looking statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations, including whether 2022 will be an exciting year for red violet, whether our annual revenue will reach or exceed $100 million over the next three years and whether adjusted gross margin will exceed 80% with adjusted EBITDA margin of approximately 40% at the time red violet achieves annual revenue of $100 million. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed above together with the additional factors under the heading "Forward-Looking Statements" and "Risk Factors" in red violet's Form 10-K for the year ended December 31, 2020 filed on March 10, 2021, as may be supplemented or amended by the Company's other SEC filings, including the Form 10-K for year ended December 31, 2021 expected to be filed today. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

RED VIOLET, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

	December 31, 2021	December 31, 2020
ASSETS:
Current assets:
Cash and cash equivalents	$34,258	$12,957
Accounts receivable, net of allowance for doubtful accounts of $28 and $38 as of December 31, 2021 and 2020, respectively	3,736	3,201
Prepaid expenses and other current assets	599	581
Total current assets	38,593	16,739
Property and equipment, net	577	558
Intangible assets, net	28,181	27,170
Goodwill	5,227	5,227
Right-of-use assets	1,661	2,161
Other noncurrent assets	137	139
Total assets	$74,376	$51,994
LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$1,605	$2,075
Accrued expenses and other current liabilities	395	1,458
Current portion of operating lease liabilities	617	552
Current portion of long-term loan	-	449
Deferred revenue	841	504
Total current liabilities	3,458	5,038
Noncurrent operating lease liabilities	1,291	1,908
Long-term loan	-	1,703
Deferred tax liabilities	198	-
Total liabilities	4,947	8,649
Shareholders' equity:
Preferred stock—$0.001 par value, 10,000,000 shares authorized, and 0 shares issued and outstanding, as of December 31, 2021 and 2020	-	-
Common stock—$0.001 par value, 200,000,000 shares authorized, 13,488,540 and 12,167,327 shares issued and outstanding, as of December 31, 2021 and 2020	13	13
Additional paid-in capital	91,434	66,005
Accumulated deficit	(22,018)	(22,673)
Total shareholders' equity	69,429	43,345
Total liabilities and shareholders' equity	$74,376	$51,994

RED VIOLET, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share data)

	Year Ended December 31,
	2021	2020
Revenue	$44,022	$34,586
Costs and expenses(1):
Cost of revenue (exclusive of depreciation and amortization)	11,195	11,276
Sales and marketing expenses	8,932	8,098
General and administrative expenses	19,811	17,827
Depreciation and amortization	5,399	4,216
Total costs and expenses	45,337	41,417
Loss from operations	(1,315)	(6,831)
Interest (expense) income, net	(7)	18
Gain on extinguishment of debt	2,175	-
Income (loss) before income taxes	853	(6,813)
Income tax expense	198	-
Net income (loss)	$655	$(6,813)
Earnings (loss) per share:
Basic	$0.05	$(0.57)
Diluted	$0.05	$(0.57)
Weighted average number of shares outstanding:
Basic	12,597,316	11,863,413
Diluted	13,403,041	11,863,413

(1) Share-based compensation expense in each category:
Sales and marketing expenses	$562	$609
General and administrative expenses	6,053	7,455
Total	$6,615	$8,064

RED VIOLET, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Year Ended December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$655	$(6,813)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	5,399	4,216
Share-based compensation expense	6,615	8,064
Write-off of long-lived assets	32	337
Provision for bad debts	95	406
Noncash lease expenses	500	459
Interest expense	11	12
Gain on extinguishment of debt	(2,175)	-
Deferred income tax expense	198	-
Changes in assets and liabilities:
Accounts receivable	(630)	(64)
Prepaid expenses and other current assets	(18)	141
Other noncurrent assets	2	63
Accounts payable	(470)	(63)
Accrued expenses and other current liabilities	(1,051)	(125)
Deferred revenue	337	376
Operating lease liabilities	(552)	(490)
Net cash provided by operating activities	8,948	6,519
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(280)	(154)
Capitalized costs included in intangible assets	(4,964)	(5,508)
Net cash used in investing activities	(5,244)	(5,662)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of shares, net of issuance costs	20,924	-
Proceeds from long-term loan	-	2,152
Taxes paid related to net share settlement of vesting of restricted stock units	(3,327)	(1,828)
Net cash provided by financing activities	17,597	324
Net increase in cash and cash equivalents	$21,301	$1,181
Cash and cash equivalents at beginning of period	12,957	11,776
Cash and cash equivalents at end of period	$34,258	$12,957
SUPPLEMENTAL DISCLOSURE INFORMATION
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-
Share-based compensation capitalized in intangible assets	$1,217	$1,838
Retirement of treasury stock	$3,327	$3,083

Use and Reconciliation of Non-GAAP Financial Measures

Management evaluates the financial performance of our business on a variety of key indicators, including non-GAAP metrics of adjusted EBITDA, adjusted EBITDA margin, adjusted gross profit and adjusted gross margin. Adjusted EBITDA is a financial measure equal to net (loss) income, the most directly comparable financial measure based on US GAAP, excluding interest (income) expense, net, income tax expense, depreciation and amortization, share-based compensation expense, gain on extinguishment of debt, litigation costs, and write-off of long-lived assets and others, as noted in the tables below. We define adjusted EBITDA margin as adjusted EBITDA as a percentage of revenue. We define adjusted gross profit as revenue less cost of revenue (exclusive of depreciation and amortization), and adjusted gross margin as adjusted gross profit as a percentage of revenue.

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2021	2020	2021	2020
Net (loss) income	$(1,784)	$(1,875)	$655	$(6,813)
Interest (income) expense, net	(1)	6	7	(18)
Income tax expense	198	-	198	-
Depreciation and amortization	1,466	1,196	5,399	4,216
Share-based compensation expense	1,418	1,648	6,615	8,064
Gain on extinguishment of debt	-	-	(2,175)	-
Litigation costs	-	-	126	-
Write-off of long-lived assets and others	9	222	104	474
Adjusted EBITDA	$1,306	$1,197	$10,929	$5,923
Revenue	$11,258	$8,963	$44,022	$34,586

Net (loss) income margin	(16%)	(21%)	1%	(20%)
Adjusted EBITDA margin	12%	13%	25%	17%

The following is a reconciliation of gross profit, the most directly comparable GAAP financial measure, to adjusted gross profit:

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2021	2020	2021	2020
Revenue	$11,258	$8,963	$44,022	$34,586
Cost of revenue (exclusive of depreciation and amortization)	(2,927)	(2,694)	(11,195)	(11,276)
Depreciation and amortization of intangible assets	(1,407)	(1,143)	(5,170)	(3,990)
Gross profit	6,924	5,126	27,657	19,320
Depreciation and amortization of intangible assets	1,407	1,143	5,170	3,990
Adjusted gross profit	$8,331	$6,269	$32,827	$23,310

Gross margin	62%	57%	63%	56%
Adjusted gross margin	74%	70%	75%	67%

In order to assist readers of our consolidated financial statements in understanding the operating results that management uses to evaluate the business and for financial planning purposes, we present non-GAAP measures of adjusted EBITDA, adjusted EBITDA margin, adjusted gross profit and adjusted gross margin as supplemental measures of our operating performance. We believe they provide useful information to our investors as they eliminate the impact of certain items that we do not consider indicative of our cash operations and ongoing operating performance. In addition, we use them as an integral part of our internal reporting to measure the performance and operating strength of our business.

We believe adjusted EBITDA, adjusted EBITDA margin, adjusted gross profit and adjusted gross margin are relevant and provide useful information frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies similar to ours and are indicators of the operational strength of our business. We believe adjusted EBITDA eliminates the uneven effect of considerable amounts of non-cash depreciation and amortization, share-based compensation expense and the impact of other non-recurring items, providing useful comparisons versus prior periods or forecasts. Adjusted EBITDA margin is calculated as adjusted EBITDA as a percentage of revenue. Our adjusted gross profit is a measure used by management in evaluating the business’s current operating performance by excluding the impact of prior historical costs of assets that are expensed systematically and allocated over the estimated useful lives of the assets, which may not be indicative of the current operating activity. Our adjusted gross profit is calculated by using revenue, less cost of revenue (exclusive of depreciation and amortization). We believe adjusted gross profit provides useful information to our investors by eliminating the impact of non-cash depreciation and amortization, and specifically the amortization of software developed for internal use, providing a baseline of our core operating results that allow for analyzing trends in our underlying business consistently over multiple periods. Adjusted gross margin is calculated as adjusted gross profit as a percentage of revenue.

Adjusted EBITDA, adjusted EBITDA margin, adjusted gross profit and adjusted gross margin are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, financial measures presented in accordance with GAAP. The way we measure adjusted EBITDA, adjusted EBITDA margin, adjusted gross profit and adjusted gross margin may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements.

SUPPLEMENTAL METRICS

The following metrics are intended as a supplement to the financial statements found in this release and other information furnished or filed with the SEC. These supplemental metrics are not necessarily derived from any underlying financial statement amounts. We believe these supplemental metrics help investors understand trends within our business and evaluate the performance of such trends quickly and effectively. In the event of discrepancies between amounts in these tables and the Company's historical disclosures or financial statements, readers should rely on the Company's filings with the SEC and financial statements in the Company's most recent earnings release.

We intend to periodically review and refine the definition, methodology and appropriateness of each of these supplemental metrics. As a result, metrics are subject to removal and/or changes, and such changes could be material.

	(Unaudited)
(Dollars in thousands)	Q1'20	Q2'20	Q3'20	Q4'20	Q1'21	Q2'21	Q3'21	Q4'21
Customer metrics
IDI - billable customers(1)	5,326	5,375	5,758	5,726	5,902	6,141	6,314	6,548
FOREWARN - users(2)	36,506	40,857	44,927	48,377	58,831	67,578	74,377	82,419
Revenue metrics
Contractual revenue %(3)	69%	79%	68%	77%	80%	81%	80%	79%
Revenue attrition %(4)	8%	11%	10%	11%	7%	6%	5%	4%
Revenue from new customers(5)	$1,417	$916	$726	$877	$967	$929	$876	$920
Base revenue from existing customers(6)	$6,629	$5,047	$5,797	$6,678	$7,351	$8,354	$9,187	$9,114
Growth revenue from existing customers(7)	$1,254	$1,093	$2,744	$1,408	$1,899	$1,596	$1,605	$1,224
Platform financial metrics
Platform revenue(8)	$8,109	$6,856	$8,968	$8,603	$9,813	$10,588	$11,296	$10,787
Cost of revenue (exclusive of depreciation and amortization)	$2,498	$2,428	$2,489	$2,448	$2,488	$2,529	$2,525	$2,606
Adjusted gross margin	69%	65%	72%	72%	75%	76%	78%	76%
Services financial metrics
Services revenue(9)	$1,191	$200	$299	$360	$404	$291	$372	$471
Cost of revenue (exclusive of depreciation and amortization)	$794	$159	$214	$246	$273	$191	$262	$320
Adjusted gross margin	33%	21%	28%	32%	32%	34%	30%	32%
Other metrics
Employees - sales and marketing	51	53	52	53	56	57	49	54
Employees - support	8	8	9	9	9	9	10	10
Employees - infrastructure	13	12	12	14	15	16	16	18
Employees - engineering	26	27	27	32	31	33	35	37
Employees - administration	15	14	15	18	16	19	20	22

(1) We define a billable customer of IDI as a single entity that generated revenue in the last three months of the period. Billable customers are typically corporate organizations. In most cases, corporate organizations will have multiple users and/or departments purchasing our solutions, however, we count the entire organization as a discrete customer.

(2) We define a user of FOREWARN as a unique person that has a subscription to use the FOREWARN service as of the last day of the period. A unique person can only have one user account.

(3) Contractual revenue % represents revenue generated from customers pursuant to pricing contracts containing a monthly fee and any additional overage divided by total revenue. Pricing contracts are generally annual contracts or longer, with auto renewal.

(4) Revenue attrition is defined as the revenue lost as a result of customer attrition, net of reinstated customer revenue. It excludes expansion revenue and revenue from FOREWARN. Revenue is measured once a customer has generated revenue for six consecutive months. Revenue is considered lost when all revenue from a customer ceases for three consecutive months; revenue generated by a customer after the three-month loss period is defined as reinstated revenue. Revenue attrition percentage is calculated on a trailing twelve-month basis, the numerator of which is the revenue lost during the period due to attrition, net of reinstated revenue, and the denominator of which is total revenue based on an average of total revenue at the beginning of each month during the period.

(5) Revenue from new customers represents the total monthly revenue generated from new customers in a given period. A customer is defined as a new customer during the first six months of revenue generation.

(6) Base revenue from existing customers represents the total monthly revenue generated from existing customers in a given period that does not exceed the customers' trailing six-month average revenue. A customer is defined as an existing customer six months after their initial month of revenue.

(7) Growth revenue from existing customers represents the total monthly revenue generated from existing customers in a given period in excess of the customers' trailing six-month average revenue.

(8) Platform revenue consists of both contractual and transactional revenue generated from our technology platform, CORE. It includes all revenue generated through our IDI and FOREWARN solutions. The cost of revenue, which consists primarily of data acquisition costs, remains relatively fixed irrespective of revenue generation.

(9) Services revenue consists of transactional revenue generated from our idiVERIFIED service. The cost of revenue, which consists primarily of third-party servicer costs, is variable.

Investor Relations Contact:
Camilo Ramirez
Red Violet, Inc.
561-757-4500
ir@redviolet.com